Exhibit No. 11

                                ROOM PLUS, INC.
                Computation of Earnings (Loss) per Common Share
                 (See Note 1 of Notes to Financial Statements)


                                                     Three Months Ended March 31
                                                    ---------------------------
                                                       1998              1997
                                                    ----------       ----------
Basic and Diluted
   Net loss applicable to common stock              $ (228,706)      $(482,509)
                                                    ==========       ==========

Shares
   Weighted average common shares outstanding        4,385,000        4,385,000

Basic and diluted loss per common share             $    (.05)       $    (.11)
                                                    ==========       ==========

Assumed exercise of options and warrants which could have been purchased with the proceeds from the exercise of such options and warrants would have an anti-dilutive effect on earnings per share.


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